Exhibit 6.5

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is made this 14th day of October, 2019 (the “Effective Date”) by and between SPRINGFIELD SHOPPES ASSOCIATES, LP, a Pennsylvania limited partnership (the “Landlord”), and PITTSAFIRE PIZZA (the “Tenant”).

WHEREAS, on April 15, 2019, Landlord and Tenant entered into a Lease (the “Lease”) for 1,744 square feet of interior space at Springfield Shoppes, being more specifically shown on the Plan attached to such Lease as Exhibit “A” (the “Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to clarify the tenant entity as identified in the Lease.

NOW THEREFORE in consideration of the foregoing and with intent to be legally bound, Landlord and Tenant hereby agree as follows:

1.       The “Tenant” identified in Sections 1.l(c) and 1.l(d) and in each exhibit thereto shall be revised to “Fast Casual Concepts, Inc. d/b/a Third Eye Pies”.

2.       Except as modified by this First Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

3.       For purposes of this First Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

4.       This First Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this First Amendment by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this First Amendment.

5.       Each party has the full ·right, power and authority to enter into this First Amendment, and has obtained all necessary consents and resolutions required under the documents governing such party's affairs in order to consummate this transaction. The persons executing this First Amendment have been duly authorized to do so and this First Amendment and the Lease are binding obligations of each party, enforceable in accordance with their terms.

IN WITNESS WHEREOF the parties hereto set forth their hand and seal as of the day and year first above written.

EXECUTED BY Tenant, this 14th day of October, 2019.

TENANT:
FAST CASUAL CONCEPTS, INC.
d/b/a THIRD EYE PIES

a Pennsylvania corporation

Witness: /s/ JENNIFER BARBOOKLES	By: /s/ Timothy Seivers
Name: Timothy Seivers
Title: President

EXECUTED BY Landlord, this 14th day of October, 2019.

LANDLORD:
SPRINGFIELD SHOPPES ASSOCIATES, LP
a Pennsylvania limited partnership By: Springfield Retail Shoppes, LLC Its: General Partner

Witness: /s/ Leslie Peters	By: /s/ Rod L. Piatt
Name: Rod L. Piatt
Title: Managing Member

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